As filed with the Securities and Exchange Commission on July 27, 2018

Registration No. 333-226025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUPERCONDUCTOR TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	3663	77-0158076
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9101 Wall Street, Suite 1300

Austin, TX 78754

(512) 334-8900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey A. Quiram

President and Chief Executive Officer

Superconductor Technologies Inc.

9101 Wall Street, Suite 1300

Austin, TX 78754

(512) 334-8900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ben D. Orlanski, Esq. Matthew S. O’Loughlin, Esq. Manatt, Phelps & Phillips, LLP 11355 West Olympic Blvd. Los Angeles, California 90064 (310) 312-4000 (310) 312-4224 — Facsimile

(Approximate date of commencement of proposed sale to the public) As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-226025)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-226025), as amended, declared effective on July 25, 2018 by the Securities and Exchange Commission (the “Registration Statement”). The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 4.26 and Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.	EXHIBITS

(a)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

4.26	Form of Securities Purchase Agreement ❖

5.1	Opinion of Manatt, Phelps & Phillips, LLP ❖

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to the signature page of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-226025), filed with the SEC on July 2, 2018)

❖	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 27th day of July, 2018.

SUPERCONDUCTOR TECHNOLOGIES INC.

By:	/s/ Jeffrey A. Quiram
Jeffrey A. Quiram President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jeffrey A. Quiram	President, Chief Executive Officer and Director (Principal Executive Officer)	July 27, 2018
Jeffrey A. Quiram

/s/ William J. Buchanan	Chief Financial Officer (Principal Financial and Accounting Officer)	July 27, 2018
William J. Buchanan

/s/ *	Chairman of the Board	July 27, 2018
Martin A. Kaplan

/s/ *	Director	July 27, 2018
Lynn J. Davis

/s/ *	Director	July 27, 2018
David W. Vellequette

* By: /s/ Jeffrey A. Quiram
Jeffrey A. Quiram
Attorney-in-fact